As filed with the Securities and Exchange Commission on September 1, 2006
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Group 1 Automotive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	76-0506313
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
950 Echo Lane, Suite 100
Houston, Texas 77024
(713) 647-5700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jeffrey M. Cameron
950 Echo Lane, Suite 100
Houston, Texas 77024
(713) 647-5700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Douglas E. McWilliams
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002-6760
(713) 758-3613
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered	per share	price (1)(2)	registration fee
2.25% Convertible Senior Notes due 2036	$287,500,000 (1)	100% (3)	$287,500,000 (3)	$30,763 (4)
Common Stock, par value $.01 per share (5)	4,837,677 (6)	N/A	N/A	N/A

(1)	Represents the aggregate principal amount of 2.25% Convertible Senior Notes due 2036 that we sold in a private placement on June 26, 2006.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	Pursuant to Rule 457(p), all of the registration fee is being offset by fees previously paid in connection with the registrant’s prior registration statement on Form S-3 (File No. 333-75714), initially filed on December 21, 2001. Therefore, $0 of the $30,763 registration fee for this filing is being paid with this filing.

(5)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

(6)	Represents the maximum number of shares of common stock which may be issued upon conversion of the notes registered hereby. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the notes.

Prospectus
$287,500,000
2.25% Convertible Senior Notes due 2036
and up to 4,837,677 Shares of
Common Stock Issuable Upon Conversion of the Notes

The securities to be offered and sold using this prospectus are our 2.25% Convertible Senior Notes due 2036, which we issued in a private placement in June 2006, and shares of our common stock issuable upon conversion of the notes. These securities will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 26.
The notes bear interest at a rate of 2.25% per year until June 15, 2016 and at a rate of 2.00% per year thereafter. Interest on the notes began accruing on June 26, 2006. Interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2006.
Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2006, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price of the notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this prospectus. Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day observation period.
The initial conversion rate is 16.8267 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $59.43 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to June 15, 2016 and that also constitute fundamental changes, we will increase the conversion rate for holders who elect to convert notes in connection with such corporate transactions in certain circumstances.
We may not redeem the notes before June 20, 2011. On or after that date, but prior to June 15, 2016, we may redeem all or part of the notes if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. On or after June 15, 2016, we may redeem all or part of the notes at any time. Any redemption of the notes will be for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Holders may require us to purchase all or a portion of their notes on each of June 15, 2016 and June 15, 2026. In addition, if we experience specified types of fundamental changes, holders may require us to purchase the notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.
The notes are our senior unsecured obligations, and rank equal in right of payment to all of our other existing and future senior indebtedness. The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. The notes are also effectively subordinated to all of our secured indebtedness.
We have entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the notes and common stock issuable upon conversion of the notes, of which this prospectus is a part.
There is no established market for the notes. The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.
Our common stock is listed on the New York Stock Exchange under the symbol “GPI.” On August 31, 2006, the closing sale price of our common stock on the New York Stock Exchange was $45.30 per share.
See “Risk factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 1, 2006.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
Group 1 Automotive, Inc. is a Delaware corporation. Our principal executive offices are located at 950 Echo Lane, Suite 100, Houston, Texas 77024, and our telephone number is (713) 647-5700. Our website is www.group1auto.com. The information on our website is not part of this prospectus.
Manufacturer disclaimer
No manufacturer or distributor of automotive vehicles or any of their affiliates (1) has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby, (2) has made or been authorized to make any statements or representations in connection with this offering, (3) has provided any information or materials that were used in connection with the offering or (4) has any responsibility for the accuracy or completeness of this prospectus or for the offering.

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Summary
This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents incorporated by reference in this prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus.
Except as otherwise set forth in this prospectus, “the Company,” “we,” “our,” and “us” refer to Group 1 Automotive, Inc. and its consolidated subsidiaries.
Our company
We are a leading operator in the $1.0 trillion automotive retailing industry. We own and operate 139 franchises at 98 dealership locations and 29 collision centers. We market and sell an extensive range of automotive products and services including new and used vehicles and related financing, vehicle maintenance and repair services, replacement parts, and warranty, insurance and extended service contracts. Our operations are primarily located in major metropolitan areas in Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas.
Prior to January 1, 2006, our retail network was organized into 13 regional dealership groups, or “platforms”. Effective January 1, 2006, we reorganized into five regions: (i) the Northeast (comprising 20 dealerships in Massachusetts, New Hampshire, New Jersey and New York), (ii) the Southeast (comprising 19 dealerships in Alabama, Florida, Georgia, Louisiana and Mississippi), (iii) the South Central (comprising 36 dealerships in Oklahoma and Central and Southeast Texas), (iv) the West Central (comprising 11 dealerships in New Mexico and West Texas) and (v) the California (comprising 12 dealerships in California). Each region is managed by a regional vice president reporting directly to our chief executive officer; however, our regional vice president for the West Central region recently retired and the market directors are reporting, on an interim basis, to the regional vice president for the South Central region.
Our strategy
Our business strategy is to leverage one of our key strengths, the considerable talent of our people, to sell new and used vehicles; arrange related financing, vehicle service and insurance contracts; provide maintenance and repair services; and sell replacement parts via an expanding network of franchised dealerships located in growing regions of the United States. We believe we have one of the strongest management teams in the industry—starting with our four regional vice presidents, with over 135 years of combined automotive retailing experience, down through the operators of our individual store locations.
With this level of talent, we plan to continue empowering our operators to make appropriate decisions as close to our customers as possible. We believe this approach allows us to continue to attract and retain talented employees, as well as provide the best possible service to our customers. At the same time, however, we also recognize that the six-fold growth in revenues we have experienced since our inception in 1997 has brought us to a transition point.
To fully leverage our scale, reduce costs, enhance internal controls and enable further growth, we are taking steps to standardize key operating processes. First, we effected the management consolidation described above. This move will support more rapid decision making and speed the roll-out of new processes. Additionally, in November 2005, we announced our plan to reduce the number of dealer management system suppliers and implement a standard general ledger layout throughout our dealerships. These actions represent key building blocks that will not only enable us to bring more efficiency to our accounting and information technology processes, but will also support further standardization of critical processes and more rapid integration of acquired operations going forward.
We continue to believe that substantial opportunities for growth through acquisition remain in our industry. We intend to continue to focus on growing our portfolio of import and luxury brands, as well as targeting that growth to provide geographic diversity in areas with bright economic outlooks over the longer-term. We are targeting acquisitions of at least $750 million in aggregate annualized revenues for 2006. We will continue to seek appropriate returns on all investments and intend to dispose of operations that do not deliver those returns over time.
We also believe further growth is available in our existing stores and plan to utilize technology to help our people deliver that growth. In particular, we are focused on growing our higher margin used vehicle and parts and service businesses, which support growth even in the absence of an expanding market for new vehicles. We have completed the roll out to all of our stores of a software product to improve our used vehicle inventory selection and management. We expect this tool to help our people improve sales and margins in our used vehicle operations. We are also deriving improved service revenue by further capital investment in facilities. We have also begun the use of customer interface software to increase sales in our service operations. In addition, we recently hired a senior executive who will oversee our parts and services operations.

The offering
This prospectus covers the resale of up to $287,500,000 aggregate principal amount of the notes and the shares of our common stock issuable upon conversion of the notes. We issued and sold a total of $287,500,000 aggregate principal amount of the notes on June 26, 2006 in a private placement to certain initial purchasers. The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms of the notes.

Issuer	Group 1 Automotive, Inc., a Delaware corporation.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Notes Offered	$287,500,000 principal amount of 2.25% Convertible Senior Notes due 2036.

Common Stock Offered	Shares of our common stock, par value $0.01 per share, issuable upon conversion of the notes.

Maturity	June 15, 2036, unless earlier redeemed, repurchased or converted.

Interest	2.25% per year until June 15, 2016 and 2.00% per year thereafter. Interest on the notes began accruing on June 26, 2006. Interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2006.

Conversion rights	Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

•     during any fiscal quarter (and only during that fiscal quarter) commencing after September 30, 2006 if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•     during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day;

• if such notes have been called for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

The initial conversion rate for the notes is 16.8267 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $59.43 per share), subject to adjustment.

Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day observation period. See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to June 15, 2016 and that also constitute a fundamental change (as defined in this prospectus), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. If such fundamental change also constitutes a public acquirer change of control (as defined in this prospectus), we may, in lieu of increasing the conversion rate as described above, elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company as described under “Description of notes—Conversion rights—Conversion rate adjustments—Conversion after a public acquirer change of control.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Notes called for redemption may be surrendered for conversion prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding the redemption date.

Redemption at our option	Prior to June 20, 2011, the notes are not redeemable. On or after June 20, 2011, but prior to June 15, 2016, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice.

On or after June 15, 2016, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

Purchase of notes by us at the option of the holder
You have the right to require us to purchase all or a portion of your notes on each of June 15, 2016 and June 15, 2026 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the purchase date. We will pay cash for all notes so purchased.

Fundamental change	If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.

Ranking	The notes are our senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior indebtedness. The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. The notes are also effectively subordinated to all of our secured indebtedness.

Registration rights	Under a registration rights agreement that we have entered into with the initial purchasers, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Registration Rights.”

No Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or our common stock issuable upon conversion of the notes.

Book-Entry Form	The notes were issued in book-entry form and are represented by a global certificate deposited on behalf of The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global certificate. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes that were issued in the private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Trading Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the trading symbol “GPI.”
Risk factors
In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Risk factors
The following information describes certain significant risks and uncertainties inherent in our business. Some of these risks are described below and in the documents incorporated by reference in this prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to purchase the notes offered hereby. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors. You should carefully consider such risks and uncertainties, together with the other information contained herein and in the documents incorporated herein by reference. If any of the following risks and uncertainties, or if any other disclosed risks and uncertainties, actually occurs, our business, financial condition or operating results could be harmed substantially.
Risks relating to our business
Our business and the automotive retail industry in general are susceptible to adverse economic conditions, including changes in consumer confidence, fuel prices and credit availability, which could have a material adverse effect on our business, revenues and profitability.
We believe the automotive retail industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, interest rates, fuel prices, unemployment rates and credit availability. Historically, unit sales of motor vehicles, particularly new vehicles, have been cyclical, fluctuating with general economic cycles. During economic downturns, retail new vehicle sales typically experience periods of decline characterized by oversupply and weak demand. Although incentive programs initiated by manufacturers in late 2001 abated these historical trends, the automotive retail industry may experience sustained periods of decline in vehicle sales in the future. Any decline or change of this type could have a material adverse effect on our business, revenues, cash flows and profitability.
Fuel prices are currently at historically high levels. Fuel prices may affect consumer preferences in connection with the purchase of our vehicles. Consumers may be less likely to purchase larger, more expensive vehicles, such as sports utility vehicles or luxury automobiles and more likely to purchase smaller, less expensive vehicles. Further increases in fuel prices could have a material adverse effect on our business, revenues, cash flows and profitability.
In addition, local economic, competitive and other conditions affect the performance of our dealerships. Our revenues, cash flows and profitability depend substantially on general economic conditions and spending habits in those regions of the United States where we maintain most of our operations.
If we fail to obtain a desirable mix of popular new vehicles from manufacturers our profitability will be negatively affected.
We depend on the manufacturers to provide us with a desirable mix of new vehicles. The most popular vehicles usually produce the highest profit margins and are frequently difficult to obtain from the manufacturers. If we cannot obtain sufficient quantities of the most popular models, our profitability may be adversely affected. Sales of less desirable models may reduce our profit margins. Several manufacturers generally allocate their vehicles among their franchised dealerships based on the sales history of each dealership. If our dealerships experience prolonged sales slumps, these manufacturers may cut back their allotments of popular vehicles to our dealerships and new vehicle sales and profits may decline. Similarly, the delivery of vehicles, particularly newer, more popular vehicles, from manufacturers at a time later than scheduled could lead to reduced sales during those periods.
If we fail to obtain renewals of one or more of our franchise agreements on favorable terms or substantial franchises are terminated, our operations may be significantly impaired.
Each of our dealerships operates under a franchise agreement with one of our manufacturers (or authorized distributors). Without a franchise agreement, we cannot obtain new vehicles from a manufacturer. As a result, we are significantly dependent on our relationships with these manufacturers, which exercise a great degree of influence over our operations through the franchise agreements. Each of our franchise agreements may be terminated or not renewed by the manufacturer for a variety of reasons, including any unapproved changes of ownership or management and other material breaches of the franchise agreements. Manufacturers may also have a right of first refusal if we seek to sell dealerships. We cannot guarantee all of our franchise agreements will be renewed or that the terms of the renewals will be as favorable to us as our current agreements. In addition, actions taken by manufacturers to exploit their bargaining position in negotiating the terms of renewals of franchise agreements or otherwise could also have a material adverse effect on our revenues and profitability. Our results of operations may be materially and adversely affected to the extent that our franchise rights become compromised or our operations restricted due to the terms of our franchise agreements or if we lose substantial franchises.
Our franchise agreements do not give us the exclusive right to sell a manufacturer’s product within a given geographic area. As a result, a manufacturer may grant another dealer a franchise to start a new dealership near one of our locations, or an existing dealership may move its dealership to a location that would directly compete against us. The location of new dealerships near our existing dealerships could materially adversely affect our operations and reduce the profitability of our existing dealerships.
Our success depends upon the continued viability and overall success of a limited number of manufacturers.
The following table sets forth the percentage of our new vehicle retail unit sales attributable to the manufacturers we represented during 2005 that accounted for approximately 10% or more of our new vehicle retail unit sales:

Percentage of New Vehicle Retail Units Sold during
Manufacturer	the Twelve Months Ended December 31, 2005
Toyota/Lexus	29.2%
Ford	18.5
DaimlerChrysler	14.8
Nissan/Infiniti	10.9
General Motors	9.8
Honda/Acura	9.6
Toyota/Lexus, Ford, DaimlerChrysler, Nissan/Infiniti, General Motors and Honda/Acura dealerships represented approximately 92.8% of our total new vehicle retail units sold in 2005. In particular, sales of Ford and General Motors new vehicles represented 28.3% of our new vehicle unit sales in 2005. We are subject to a concentration of risk in the event of financial distress, including potential bankruptcy, of a major vehicle manufacturer such as General Motors or Ford.
In the event of a bankruptcy by a vehicle manufacturer, among other things: (1) the manufacturer could attempt to terminate all or certain of our franchises, and we may not receive adequate compensation for them, (2) we may not be able to collect some or all of our significant receivables that are due from such manufacturer and we may be subject to preference claims relating to payments made by such manufacturer prior to bankruptcy, (3) we may not be able to obtain financing for our new vehicle inventory, or arrange financing for our customers for their vehicle purchases and leases, with such manufacturer’s captive finance subsidiary, which may cause us to finance our new vehicle inventory, and arrange financing for our customers, with alternate finance sources on less favorable terms, and (4) consumer demand for such manufacturer’s products could be materially adversely affected.
These events may result in a partial or complete write-down of our goodwill and/or intangible franchise rights with respect to any terminated franchises and cause us to incur impairment charges related to operating leases and/or receivables due from such manufacturers. In addition, vehicle manufacturers may be adversely impacted by economic downturns or recessions, significant declines in the sales of their new vehicles, increases in interest rates, declines in their credit ratings, labor strikes or similar disruptions (including within their major suppliers), supply shortages or rising raw material costs, rising employee benefit costs, adverse publicity that may reduce consumer demand for their products (including due to bankruptcy), product defects, vehicle recall campaigns, litigation, poor product mix or unappealing vehicle design, or other adverse events. These and other risks could materially adversely affect any manufacturer and impact its ability to profitably design, market, produce or distribute new vehicles, which in turn could materially adversely affect our business, results of operations, financial condition, stockholders’ equity, cash flows and prospects.
Manufacturers’ restrictions on acquisitions may limit our future growth.
We must obtain the consent of the manufacturer prior to the acquisition of any of its dealership franchises. Delays in obtaining, or failing to obtain, manufacturer approvals for dealership acquisitions could adversely affect our acquisition program. Obtaining the consent of a manufacturer for the acquisition of a dealership could take a significant amount of time or might be rejected entirely. In determining whether to approve an acquisition, manufacturers may consider many factors, including the moral character and business experience of the dealership principals and the financial condition, ownership structure, customer satisfaction index scores and other performance measures of our dealerships.
Our manufacturers attempt to measure customers’ satisfaction with automobile dealerships through systems generally known as the customer satisfaction index, or CSI. Manufacturers may use these performance indicators, as well as sales performance, as factors in evaluating applications for additional acquisitions. The manufacturers have modified the components of their CSI scores from time to time in the past, and they may replace them with different systems at any time. From time to time, we may not meet all of the manufacturers’ requirements to make acquisitions. For example, we have been in discussions with Nissan regarding the performance of certain of our Nissan dealerships. Nissan has informed us that, if the performance of our Nissan stores does not improve, Nissan may refuse to approve future acquisitions, require remediation plans acceptable to Nissan, or, in extreme cases, require us to dispose of under-performing Nissan dealerships. We cannot assure you that all of our proposed future acquisitions will be approved.
In addition, a manufacturer may limit the number of its dealerships that we may own or the number that we may own in a particular geographic area. If we reach a limitation imposed by a manufacturer for a particular geographic market, we will be unable to make additional acquisitions of that manufacturer’s franchises in that market, which could limit our ability to grow in that geographic area. In addition, geographic limitations imposed by manufacturers could restrict our ability to make geographic acquisitions involving markets that overlap with those we already serve. The following is a summary of the restrictions imposed by those manufacturers that accounted for approximately 10% or more of our new vehicle retail unit sales in 2005:
•	Toyota/Lexus. Toyota restricts the number of dealerships that we may own and the time frame over which we may acquire them. Under Toyota’s standard Multiple Ownership Agreement, we may acquire additional dealerships, over a minimum of seven semi-annual periods, up to a maximum number of dealerships equal to 5% of Toyota’s aggregate national annual retail sales volume. In addition, Toyota restricts the number of Toyota dealerships that we may acquire in any Toyota-defined region and “Metro” market, as well as any contiguous market. We may acquire only four primary Lexus dealerships or six outlets nationally, including only two Lexus dealerships in any one of the four Lexus geographic areas. Our Lexus companion dealership located south of Houston is not considered by Lexus to be a primary Lexus dealership for purposes of the restriction on the number of Lexus dealerships we may acquire. Under the terms of our current agreement with Toyota, we own the maximum number of Toyota dealerships we are currently permitted to own in the Gulf States region, which is comprised of Texas, Oklahoma, Louisiana, Mississippi and Arkansas and the Boston region, which is comprised of Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

•	Ford. Ford currently limits the number of dealerships that we may own to the greater of (1) 15 Ford and 15 Lincoln and Mercury dealerships and (2) that number of Ford, Lincoln and Mercury dealerships accounting for 5% of the preceding year’s total Ford, Lincoln and Mercury retail sales of those brands in the United States. In addition, Ford limits us to one Ford dealership in a Ford-

defined market area having two or less authorized Ford dealerships and one-third of the Ford dealerships in any Ford-defined market area having more than three authorized Ford dealerships. In many of its dealership franchise agreements Ford has the right of first refusal to acquire, subject to applicable state law, a Ford franchised dealership when its ownership changes. Currently, Ford is emphasizing increased sales performance from all of its franchised dealers, including our Ford dealerships. To this end, Ford has requested that we focus on the performance of owned dealerships as opposed to acquiring additional Ford dealerships. We intend to comply with this request.
•	DaimlerChrysler. Currently, we have no agreement with DaimlerChrysler restricting our ability to acquire Chrysler, Jeep or Dodge dealerships. DaimlerChrysler has advised us that, in determining whether to approve an acquisition of additional dealerships, they consider the number of dealerships the acquiring company already owns. DaimlerChrysler currently carefully considers, on a case-by-case basis, any acquisition that would cause the acquiring company to own more than 10 Chrysler, Jeep or Dodge dealerships nationally, six in the same DaimlerChrysler-defined zone and two in the same market. Our agreement with respect to Mercedes-Benz, in addition to limitations on the number of dealership franchises in particular metropolitan markets and regions, limits us to a maximum of the greater of four Mercedes-Benz dealership franchises or the number of dealership franchises that would account for up to 3% of the preceding year’s total Mercedes-Benz retail sales in the United States.

•	Nissan/Infiniti. Nissan currently limits the number of dealerships that we may own to a maximum number of dealerships that would equal 5% of Nissan’s (or Infiniti’s, as applicable) aggregate national annual vehicle registrations. In addition, Nissan restricts the number of dealerships that we may own in any Nissan-defined region to 20% of the aggregate regional registrations for the applicable area.

•	General Motors. General Motors, or GM, currently evaluates our acquisitions of GM dealerships on a case-by-case basis. GM, however, limits the maximum number of GM dealerships that we may acquire at any time to 50% of the GM dealerships, by franchise line, in a GM-defined geographic market area. Additionally, our current agreement with GM does not include Saturn dealerships and any future acquisition of a Saturn dealership will be subject to GM approval on a case-by-case basis.

•	Honda/Acura. American Honda currently limits the number of Honda dealerships that we may own to a maximum number in each of its 10 zones in the United States. It also limits us to an agreed upon maximum percentage of its aggregate annual vehicle sales, both on national basis and in any single zone. Further, American Honda limits the number of Acura dealerships that we may own to five in total.
Manufacturers’ restrictions could negatively impact our ability to obtain certain types of financings.
Provisions in our agreements with our manufacturers may, in the future, restrict our ability to obtain certain types of financing. A number of our manufacturers prohibit pledging the stock of their franchised dealerships. For example, our agreement with GM contains provisions prohibiting us from pledging the stock of our GM franchised dealerships. Our agreement with Ford permits us to pledge our Ford franchised dealerships’ stock and assets, but only for Ford dealership-related debt. Moreover, our Ford agreement permits our Ford franchised dealerships to guarantee, and to use Ford franchised dealership assets to secure, our debt, but only for Ford dealership-related debt. Ford waived that requirement with respect to our March 1999 and August 2003 senior subordinated notes offerings and the subsidiary guarantees of those notes. Certain of our manufacturers require us to meet certain financial ratios. Our failure to comply with these ratios gives the manufacturers the right to reject proposed acquisitions, and may give them the right to purchase their franchises for fair value.

Certain restrictions relating to our management and ownership of our common stock could deter prospective acquirers from acquiring control of us and adversely affect our ability to engage in equity offerings.
As a condition to granting their consent to our previous acquisitions and our initial public offering, some of our manufacturers have imposed other restrictions on us. These restrictions prohibit, among other things:
•	any one person, who in the opinion of the manufacturer is unqualified to own its franchised dealership or has interests incompatible with the manufacturer, from acquiring more than a specified percentage of our common stock (ranging from 20% to 50% depending on the particular manufacturer’s restrictions) and this trigger level can fall to as low as 5% if another vehicle manufacturer is the entity acquiring the ownership interest or voting rights;

•	certain material changes in our business or extraordinary corporate transactions such as a merger or sale of a material amount of our assets;

•	the removal of a dealership general manager without the consent of the manufacturer; and

•	a change in control of our Board of Directors or a change in management.
Our manufacturers may also impose additional similar restrictions on us in the future. Actions by our stockholders or prospective stockholders that would violate any of the above restrictions are generally outside our control. If we are unable to comply with or renegotiate these restrictions, we may be forced to terminate or sell one or more franchises, which could have a material adverse effect on us. These restrictions may prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock. These restrictions also may impede our ability to acquire dealership groups, to raise required capital or to issue our stock as consideration for future acquisitions.
If manufacturers discontinue sales incentives, warranties and other promotional programs, our results of operations may be materially adversely affected.
We depend on our manufacturers for sales incentives, warranties and other programs that are intended to promote dealership sales or support dealership profitability. Manufacturers historically have made many changes to their incentive programs during each year. Some of the key incentive programs include:
•	customer rebates;

•	dealer incentives on new vehicles;

•	below-market financing on new vehicles and special leasing terms;

•	warranties on new and used vehicles; and

•	sponsorship of used vehicle sales by authorized new vehicle dealers.
A discontinuation or change in our manufacturers’ incentive programs could adversely affect our business. Moreover, some manufacturers use a dealership’s CSI scores as a factor governing participation in incentive programs. Failure to comply with the CSI standards could adversely affect our participation in dealership incentive programs, which could have a material adverse effect on us.
Our manufacturers require us to meet certain image and facility guidelines and to maintain minimum working capital, which may require us to divert financial resources from uses that management believes may be of better value to our stockholders.
Our franchise agreements specify that, in certain situations, we cannot operate a dealership franchised by another manufacturer in the same building as that manufacturer’s franchised dealership. In addition, some manufacturers, like GM, are in the process of realigning their franchised dealerships along defined “channels,” such as combining Pontiac, Buick and GMC in one dealership location. As a result, GM, as well as other manufacturers, may require us to move or sell some dealerships.
Our manufacturers generally require that the dealership premises meet defined image and facility standards and may direct us to implement costly capital improvements to dealerships as a condition for renewing certain franchise agreements. All of these requirements could impose significant capital expenditures on us in the future.
Pursuant to our franchise agreements, our dealerships are required to maintain a certain minimum working capital, as determined by the manufacturers. This requirement could force us to utilize available capital to maintain manufacturer-required working capital levels at our dealerships thereby limiting our ability to apply profits generated from one subsidiary for use in other subsidiaries or, in some cases, at the parent company.
These factors, either alone or in combination, could cause us to divert our financial resources to capital projects from uses that management believes may be of higher long-term value to us.
Growth in our revenues and earnings will be impacted by our ability to acquire and successfully integrate and operate dealerships.
Growth in our revenues and earnings depends substantially on our ability to acquire and successfully integrate and operate dealerships. We cannot guarantee that we will be able to identify and acquire dealerships in the future. In addition, we cannot guarantee that any acquisitions will be successful or on terms and conditions consistent with past acquisitions. Restrictions by our manufacturers, as well as covenants contained in our debt instruments, may directly or indirectly limit our ability to acquire additional dealerships. In addition, increased competition for acquisitions may develop, which could result in fewer acquisition opportunities available to us and/or higher acquisition prices. Some of our competitors may have greater financial resources than us.
We will continue to need substantial capital in order to acquire additional automobile dealerships. In the past, we have financed these acquisitions with a combination of cash flow from operations, proceeds from borrowings under our credit facility, bond issuances, stock offerings, and the issuance of our common stock to the sellers of the acquired dealerships.
We currently intend to finance future acquisitions by using cash and issuing shares of our common stock as partial consideration for acquired dealerships. The use of common stock as consideration for acquisitions will depend on three factors: (1) the market value of our common stock at the time of the acquisition, (2) the willingness of potential acquisition candidates to accept common stock as part of the consideration for the sale of their businesses, and (3) our determination of what is in our best interests. If potential acquisition candidates are unwilling to accept our common stock, we will rely solely on available cash or proceeds from debt or equity financings, which could adversely affect our acquisition program. Accordingly, our ability to make acquisitions could be adversely affected if the price of our common stock is depressed.
In addition, managing and integrating additional dealerships into our existing mix of dealerships may result in substantial costs, diversion of our management’s attention, delays, or other operational or financial problems. Acquisitions involve a number of special risks, including:
•	incurring significantly higher capital expenditures and operating expenses;

•	failing to integrate the operations and personnel of the acquired dealerships;

•	entering new markets with which we are not familiar;

•	incurring undiscovered liabilities at acquired dealerships;

•	disrupting our ongoing business;

•	failing to retain key personnel of the acquired dealerships;

•	impairing relationships with employees, manufacturers and customers; and

•	incorrectly valuing acquired entities,
some or all of which could have a material adverse effect on our business, financial condition, cash flows and results of operations. Although we conduct what we believe to be a prudent level of investigation regarding the operating condition of the businesses we purchase in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses.
Acquiring legal entities, as opposed to only dealership assets, may subject us to unforeseen liabilities that we are unable to detect prior to completing the acquisition or liabilities that turn out to be greater than those we had expected. These liabilities may include liabilities of the prior owner or operator that arise from environmental laws for which we, as a successor owner, will be responsible. Until we actually assume operating control of such business assets, we may not be able to ascertain the actual value of the acquired entity.
If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their franchise agreements.
State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or nonrenewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within the notice period to avoid the termination or nonrenewal. Though unsuccessful to date, manufacturers’ lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration.
In addition, these state dealer laws restrict the ability of automobile manufacturers to directly enter the retail market in the future. If manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us.
If we lose key personnel or are unable to attract additional qualified personnel, our business could be adversely affected because we rely on the industry knowledge and relationships of our key personnel.
We believe our success depends to a significant extent upon the efforts and abilities of our executive officers, senior management and key employees, including our regional vice presidents. Additionally, our business is dependent upon our ability to continue to attract and retain qualified personnel, including the management of acquired dealerships. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. We do not have employment agreements with most of our dealership general managers and other key dealership personnel.
The unexpected or unanticipated loss of the services of one or more members of our senior management team could have a material adverse effect on us and materially impair the efficiency and productivity of our operations. We do not have key man insurance for any of our executive officers or key personnel. In addition, the loss of any of our key employees or the failure to attract qualified managers could have a material adverse effect on our business and may materially impact the ability of our dealerships to conduct their operations in accordance with our national standards.

The impairment of our goodwill, our indefinite-lived intangibles and our other long-lived assets has had, and may have in the future, a material adverse effect on our reported results of operations.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we assess goodwill and other indefinite-lived intangibles for impairment on an annual basis, or more frequently when events or circumstances indicate that an impairment may have occurred. Based on the organization and management of our business during 2005, we determined that each of our groups of dealerships formerly referred to as platforms qualified as reporting units for the purpose of assessing goodwill for impairment. However, effective January 1, 2006, with our reorganization into five regions, we anticipate that changes in our management, operational and reporting structure and additional changes to be made during 2006 will ultimately lead us to the determination that goodwill will be evaluated at a regional level in the future.
To determine the fair value of our reporting units in assessing the carrying value of our goodwill for impairment, we use a discounted cash flow approach. Included in this analysis are assumptions regarding revenue growth rates, future gross margin estimates, future selling, general and administrative expense rates and our weighted average cost of capital. We also must estimate residual values at the end of the forecast period and future capital expenditure requirements. Each of these assumptions requires us to use our knowledge of (1) our industry, (2) our recent transactions, and (3) reasonable performance expectations for our operations. If any one of the above assumptions changes, in some cases insignificantly, or fails to materialize, the resulting decline in our estimated fair value could result in a material impairment charge to the goodwill associated with the applicable reporting unit, especially with respect to those operations acquired prior to July 1, 2001.
We are required to evaluate the carrying value of our indefinite-lived, intangible franchise rights at a dealership level. To test the carrying value of each individual intangible franchise right for impairment, we also use a discounted cash flow based approach. Included in this analysis are assumptions, at a dealership level, regarding revenue growth rates, future gross margin estimates and future selling, general and administrative expense rates. Using our weighted average cost of capital, estimated residual values at the end of the forecast period and future capital expenditure requirements, we calculate the fair value of each dealership’s franchise rights after considering estimated values for tangible assets, working capital and workforce. If any one of the above assumptions changes, in some cases insignificantly, or fails to materialize, the resulting decline in our estimated fair value could result in a material impairment charge to the intangible franchise right associated with the applicable dealership.
We assess the carrying value of our other long-lived assets, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” when events or circumstances indicate that an impairment may have occurred.
Changes in interest rates could adversely impact our profitability.
All of the borrowings under our various credit facilities bear interest based on a floating rate. Therefore, our interest expense will rise with increases in interest rates. Rising interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicle sales, because many of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our costs and reducing our revenues. We receive credit assistance from certain automobile manufacturers, which is reflected as a reduction in cost of sales on our statements of operations, and we have entered into derivative transactions to convert a portion of our variable rate debt to fixed rates to partially mitigate this risk.
A decline of available financing in the sub-prime lending market has, and may continue to, adversely affect our sales of used vehicles.
A significant portion of vehicle buyers, particularly in the used car market, finance their purchases of automobiles. Sub-prime finance companies have historically provided financing for consumers who, for a variety of reasons including poor credit histories and lack of a down payment, do not have access to more traditional finance sources. Our recent experience suggests that sub-prime finance companies have tightened their credit standards and may continue to apply these higher standards in the future. This has adversely affected our used vehicle sales. If sub-prime finance companies continue to apply these higher standards, if there is any further tightening of credit standards used by sub-prime finance companies, or if there is any additional decline in the overall availability of credit in the sub-prime lending market, the ability of these consumers to purchase vehicles could be limited, which could have a material adverse effect on our used car business, revenues, cash flows and profitability.
Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.
The operation of automobile dealerships is subject to compliance with a wide range of laws and regulations and is subject to a broad variety of risks. While we have insurance on our real property, comprehensive coverage for our vehicle inventory, general liability insurance, workers’ compensation insurance, employee dishonesty coverage, employment practices liability insurance, pollution coverage and errors and omissions insurance in connection with vehicle sales and financing activities, we are self-insured for a portion of our potential liabilities. In certain instances, our insurance may not fully cover an insured loss depending on the magnitude and nature of the claim. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase the portion of our risks that we self-insure.
We are subject to a number of risks associated with importing inventory.
A portion of our new vehicle business involves the sale of vehicles, vehicle parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to customary risks associated with imported merchandise, including fluctuations in the value of currencies, import duties, exchange controls, differing tax structures, trade restrictions, transportation costs, work stoppages and general political and economic conditions in foreign countries.
The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs on imported merchandise. Any of those impositions or adjustments could affect our operations and our ability to purchase imported vehicles and parts at reasonable prices, which could have an adverse effect on our business.
The seasonality of the automobile retail business magnifies the importance of our second- and third-quarter results.
The automobile industry experiences seasonal variations in revenues. Demand for automobiles is generally lower during the winter months than in other seasons, particularly in regions of the United States with harsh winters. A higher amount of vehicle sales generally occurs in the second and third fiscal quarters of each year due in part to weather-related factors, consumer buying patterns, the historical timing of major manufacturer incentive programs, and the introduction of new vehicle models. Therefore, if conditions surface in the second or third quarters that depress or affect automotive sales, such as major geopolitical events, high fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the year will be disproportionately adversely affected. Our dealerships located in the northeastern states are affected by seasonality more than our dealerships in other regions.
Substantial competition in automotive sales and services may adversely affect our profitability due to our need to lower prices to sustain sales and profitability.
The automotive retail industry is highly competitive. Depending on the geographic market, we compete with:
•	franchised automotive dealerships in our markets that sell the same or similar makes of new and used vehicles that we offer, occasionally at lower prices than we do;

•	other national or regional affiliated groups of franchised dealerships;

•	private market buyers and sellers of used vehicles;

•	Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

•	service center chain stores; and

•	independent service and repair shops.
We also compete with regional and national vehicle rental companies that sell their used rental vehicles. In addition, automobile manufacturers may directly enter the retail market in the future, which could have a material adverse effect on us. As we seek to acquire dealerships in new markets, we may face significant competition as we strive to gain market share. Some of our competitors may have greater financial, marketing and personnel resources and lower overhead and sales costs than we have. We do not have any cost advantage in purchasing new vehicles from vehicle manufacturers and typically rely on advertising, merchandising, sales expertise, service reputation and dealership location in order to sell new vehicles. Our franchise agreements do not grant us the exclusive right to sell a manufacturer’s product within a given geographic area. Our revenues and profitability may be materially and adversely affected if competing dealerships expand their market share or are awarded additional franchises by manufacturers that supply our dealerships.
In addition to competition for vehicle sales, our dealerships compete with franchised dealerships to perform warranty repairs and with other automotive dealers, franchised and independent service center chains and independent garages for non-warranty repair and routine maintenance business. Our dealerships compete with other automotive dealers, service stores and auto parts retailers in their parts operations. We believe that the principal competitive factors in service and parts sales are the quality of customer service, the use of factory-approved replacement parts, familiarity with a manufacturer’s brands and models, convenience, the competence of technicians, location, and price. A number of regional or national chains offer selected parts and services at prices that may be lower than our dealerships’ prices.
We also compete with a broad range of financial institutions in arranging financing for our customers’ vehicle purchases.
Some automobile manufacturers have in the past acquired, and may in the future attempt to acquire, automotive dealerships in certain states. Our revenues and profitability could be materially adversely affected by the efforts of manufacturers to enter the retail arena.
In addition, the Internet is becoming a significant part of the sales process in our industry. We believe that customers are using the Internet as part of the sales process to compare pricing for cars and related finance and insurance services, which may reduce gross profit margins for new and used cars and profits for related finance and insurance services. Some websites offer vehicles for sale over the Internet without the benefit of having a dealership franchise, although they must currently source their vehicles from a franchised dealer. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, or if dealerships are able to effectively use the Internet to sell outside of their markets, our business could be materially adversely affected. We would also be materially adversely affected to the extent that Internet companies acquire dealerships or align themselves with our competitors’ dealerships.
Due to the nature of the automotive retailing business, we may be involved in legal proceedings or suffer losses that could have a material adverse effect on our business.
We will continue to be involved in legal proceedings in the ordinary course of business. A significant judgment against us, the loss of a significant license or permit, or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects. In addition, it is possible that we could suffer losses at individual dealerships due to fraud or theft.

We are subject to substantial regulation which may adversely affect our profitability and significantly increase our costs in the future.
A number of state and federal laws and regulations affect our business. We are also subject to laws and regulations relating to business corporations generally. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil, or criminal penalties, the imposition of remedial obligations or the issuance of injunctions limiting or prohibiting our operations. In every state in which we operate, we must obtain various licenses in order to operate our businesses, including dealer, sales, finance and insurance-related licenses issued by state authorities. These laws also regulate our conduct of business, including our advertising, operating, financing, employment and sales practices. Other laws and regulations include state franchise laws and regulations and other extensive laws and regulations applicable to new and used motor vehicle dealers, as well as federal and state wage-hour, anti-discrimination and other employment practices laws.
Our financing activities with customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity laws and regulations, as well as state and local motor vehicle finance laws, installment finance laws, insurance laws, usury laws and other installment sales laws and regulations. Some states regulate finance fees and charges that may be paid as a result of vehicle sales. Claims arising out of actual or alleged violations of law may be asserted against us or our dealerships by individuals or governmental entities and may expose us to significant damages or other penalties, including revocation or suspension of our licenses to conduct dealership operations and fines.
Our operations are also subject to the National Traffic and Motor Vehicle Safety Act, the Magnusson-Moss Warranty Act, Federal Motor Vehicle Safety Standards promulgated by the United States Department of Transportation and various state motor vehicle regulatory agencies. The imported automobiles we purchase are subject to U.S. customs duties and, in the ordinary course of our business, we may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges.
Our operations are subject to consumer protection laws known as Lemon Laws. These laws typically require a manufacturer or dealer to replace a new vehicle or accept it for a full refund within one year after initial purchase if the vehicle does not conform to the manufacturer’s express warranties and the dealer or manufacturer, after a reasonable number of attempts, is unable to correct or repair the defect. Federal laws require various written disclosures to be provided on new vehicles, including mileage and pricing information.
Possible penalties for violation of any of these laws or regulations include revocation or suspension of our licenses and civil or criminal fines and penalties. In addition, many laws may give customers a private cause of action. Violation of these laws, the cost of compliance with these laws, or changes in these laws could result in adverse financial consequences to us.
Our automotive dealerships are subject to federal, state and local environmental regulations that may result in claims and liabilities, which could be material.
We are subject to a wide range of federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the operation and removal of underground and aboveground storage tanks, the use, handling, storage and disposal of hazardous substances and other materials, and the investigation and remediation of contamination. As with automotive dealerships generally, and service, parts and body shop operations in particular, our business involves the use, storage, handling and contracting for recycling or disposal of hazardous materials or wastes and other environmentally sensitive materials. Operations involving the management of hazardous and non-hazardous materials are subject to requirements of the federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes. Most of our dealerships utilize aboveground storage tanks, and to a lesser extent underground storage tanks, primarily for petroleum-based products. Storage tanks are subject to periodic testing, containment, upgrading and removal under RCRA and its state law counterparts. Clean-up or other remedial action may be necessary in the event of leaks or other discharges from storage tanks or other sources. We may also have liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Comprehensive Environmental Response, Compensation and Liability Act, and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Similar to many of our competitors, we have incurred and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations.
Soil and groundwater contamination is known to exist at some of our current or former properties. Further, environmental laws and regulations are complex and subject to change. In addition, in connection with our acquisitions, it is possible that we will assume or become subject to new or unforeseen environmental costs or liabilities, some of which may be material. In connection with our dispositions, or prior dispositions made by companies we acquire, we may retain exposure for environmental costs and liabilities, some of which may be material. We may be required to make material additional expenditures to comply with existing or future laws or regulations, or as a result of the future discovery of environmental conditions.
Our significant indebtedness and lease obligations could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures, and prevent us from fulfilling our financial obligations.
Our significant amount of indebtedness and lease obligations could have important consequences to you, including the following:
•	our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

•	a substantial portion of our current cash flow from operations must be dedicated to the payment of principal on our indebtedness, thereby reducing the funds available to us for our operations and other purposes;

•	some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates; and

•	we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.
In addition, our debt instruments contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, repurchasing our common stock, incurring additional debt or disposing of assets. A breach of any of these covenants could result in a default under the applicable agreement or indenture. In addition, a default under one agreement or indenture could result in a default and acceleration of our repayment obligations under the other agreements or indentures under the cross default provisions in those agreements or indentures. If a default or cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in these agreements and indentures.
Risks related to the notes
Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.
The notes are our senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior indebtedness. The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries, including all indebtedness under our credit facilities and our existing senior subordinated notes, all of which are secured by assets or guaranteed by various of our subsidiaries. The notes are also effectively subordinated to all of our secured indebtedness.
Holders of our existing and future secured indebtedness will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness. The notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.
A fundamental change may adversely affect us or the notes.
Our senior credit facility provides that certain fundamental changes with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a purchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.
Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.
We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.
Upon conversion of the notes, we will be required to pay a settlement amount in cash and shares of our common stock, if any, based upon a 25 trading-day observation period. In addition, on June 15, 2016 and June 15, 2026, holders of the notes may require us to purchase their notes for cash. Holders may also require us to purchase their notes upon a fundamental change as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.
Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash will be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.
Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.
Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.
The market price of the notes could be significantly affected by the market price of our common stock and other factors.
We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk factors” and in “Forward-looking statements,” many of which are beyond our control.
The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.
The notes are convertible into cash and shares of our common stock, if applicable, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.
Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period.
Generally, we will satisfy our conversion obligation to holders by paying cash and by delivering shares of our common stock based on a daily conversion value calculated on a proportionate basis for each day of the 25 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 25 trading-day observation period, settlement will be delayed until at least the 27th trading day following the related conversion date. See “Description of notes— Conversion rights—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.
Our failure to convert the notes into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.
The notes are not protected by restrictive covenants.
The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Description of notes—Conversion rights—Conversion rate adjustments— Conversion after a public acquirer change of control.”
The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.
If a specified corporate transaction that constitutes a fundamental change occurs prior to June 15, 2016, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes— Conversion rights.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the specified corporate transaction occurs on or after June 15, 2016 or if the price of our common stock in the transaction is greater than or equal to $184.00 per share or less than $53.54 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 18.6776 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights— Conversion rate adjustments.”
Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” In addition, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
There is no established trading market for the notes.
There is no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Future trading prices of the notes will depend on many factors, including:
•	our operating performance and financial condition;

•	our ability to have a resale registration statement covering the notes and the common stock issuable upon conversion of the notes declared effective by the Securities and Exchange Commission;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.
Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the notes, regardless of our prospects and financial performance.
You may be deemed to have received a taxable distribution without the receipt of any cash.
The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986 (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder (as defined in “Certain United States federal income tax considerations”), such deemed dividend may be subject to United States withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income tax considerations.”
Risks related to our common stock
Our stockholder rights plan and our certificate of incorporation and bylaws contain provisions that make a takeover of Group 1 difficult.
Our stockholder rights plan and certain provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if such change of control would be beneficial to our stockholders. These include provisions:
•	providing for a board of directors with staggered, three-year terms;

•	permitting the removal of a director from office only for cause;

•	allowing only the Board of Directors to set the number of directors;

•	requiring super-majority or class voting to affect certain amendments to our certificate of incorporation and bylaws;

•	limiting the persons who may call special stockholders’ meetings;

•	limiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholders’ meetings; and

•	allowing our Board of Directors to issue shares of preferred stock without stockholder approval.
Certain of our franchise agreements prohibit the acquisition of more than a specified percentage of our common stock without the consent of the relevant manufacturer. These terms of our franchise agreements could also make it more difficult for a third party to acquire control of Group 1.
A sale of a substantial number of shares of our common stock may cause the price of our common stock and the notes to decline.
If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall and, as a result, the market price of our notes would also likely decrease. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.
We can issue preferred stock without your approval, which could materially adversely affect the rights of common stockholders.
Our restated certificate of incorporation authorizes us to issue “blank check” preferred stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by our board of directors. Accordingly, the board of directors has the authority, without stockholder approval, to issue preferred stock with rights that could materially adversely affect the voting power or other rights of the common stock holders or the market value of the common stock.

Forward-looking statements
This prospectus includes or incorporates by reference certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals or current expectations with respect to, among other things:
•	our future operating performance;

•	our ability to improve our margins;

•	operating cash flows and availability of capital;

•	the completion of future acquisitions;

•	the future revenues of acquired dealerships;

•	future stock repurchases and dividends;

•	capital expenditures;

•	changes in sales volumes in the new and used vehicle and parts and service markets;

•	business trends in the retail automotive industry, including the level of manufacturer incentives, new and used vehicle retail sales volume, customer demand, interest rates and changes in industrywide inventory levels; and

•	availability of financing for inventory and working capital.
Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:
•	the future economic environment, including consumer confidence, interest rates, the price of gasoline, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products;

•	adverse international developments such as war, terrorism, political conflicts or other hostilities may adversely affect the demand for our products and services;

•	the future regulatory environment, unexpected litigation or adverse legislation, including changes in state franchise laws, may impose additional costs on us or otherwise adversely affect us;

•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda/Acura and Nissan/Infiniti, because of financial distress or other reasons, may not continue to produce or make available to us vehicles that are in high demand by our customers or provide financing, advertising or other assistance to us;

•	requirements imposed on us by our manufacturers may limit our acquisitions and require us to increase the level of capital expenditures related to our dealership facilities;

•	our dealership operations may not perform at expected levels or achieve expected improvements;

•	our failure to achieve expected future cost savings or future costs being higher than we expect;

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities and repurchase shares;

•	our cost of financing could increase significantly;

•	new accounting standards could materially impact our reported earnings per share;

•	our inability to complete additional acquisitions or changes in the pace of acquisitions;

•	the inability to adjust our cost structure to offset any reduction in the demand for our products and services;

•	our loss of key personnel;

•	competition in our industry may impact our operations or our ability to complete acquisitions;

•	the failure to achieve expected sales volumes from our new franchises;

•	insurance costs could increase significantly and all of our losses may not be covered by insurance;

•	the impact of severe weather on operations in one or more of our regions; and

•	our inability to obtain inventory of new and used vehicles and parts, including imported inventory, at the cost, or in the volume, we expect.
The information contained in this prospectus, including the information set forth under the heading “Risk factors” identifies factors that could affect our operating results and performance. We urge you to carefully consider those factors.
All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. We undertake no responsibility to update our forward-looking statements.

No proceeds
The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the notes.
Dividend policy
Prior to February 22, 2006, we had never declared or paid dividends on our common stock. On February 22, 2006, our Board of Directors declared a dividend of $0.13 per share of common stock for the fourth quarter of 2005 totaling $3.2 million. On May 25, 2006, our Board of Directors declared a dividend of $0.14 per share of common stock for the first quarter of 2006 totaling $3.5 million. On August 17, 2006, our Board of Directors declared a dividend of $0.14 per share of common stock for the second quarter of 2006 payable on September 15, 2006 to stockholders of record on September 1, 2006. We expect these dividend payments on our outstanding common stock and common stock equivalents to total approximately $3.4 million in the third quarter of 2006. The payment of any future dividend is subject to the discretion of our Board of Directors after considering our results of operations, financial condition, cash flows, capital requirements, outlook for our business, general business conditions and other factors.
Provisions of our credit facilities and our senior subordinated notes require us to maintain certain financial ratios and limit the amount of disbursements we may make outside the ordinary course of business. These include limitations on the payment of cash dividends and on stock repurchases, which are limited to a percentage of cumulative net income.
Ratio of earnings to fixed charges
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense related to indebtedness, and the portion of rental expenses deemed to be representative of the interest factor attributable to leases for rental property. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

						Six months ended
	Year ended December 31,					June 30
	2001	2002	2003	2004	2005	2005	2006
Ratio of earnings to fixed charges	2.5x	3.7x	3.0x	1.7x	2.3x	2.2x	2.6x

Selling security holders
On June 26, 2006, we issued and sold a total of $287,500,000 aggregate principal amount of the notes in a private placement to certain initial purchasers. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.
The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Description of notes—Registration rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
The selling security holders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and our shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.
The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

					Number of	Number of
					Shares of	Shares of
		Percentage		Number of Shares	Common	Common
	Amount of Notes	of Notes	Amount of	of Common Stock	Stock That	Stock Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	May Be	Completion of
	Owned ($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
Aristeia International Limited(15)	$33,000,000	11.48%	$33,000,000	555,281	555,281	0
Aristeia Partners LP(16)	4,500,000	1.57	4,500,000	75,720	75,720	0
CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust(7)	6,000,000	2.09	6,000,000	100,960	100,960	0
Canadian Imperial Holdings Inc.(4)(20)	5,000,000	1.74	5,000,000	84,134	84,134	0
Citadel Equity Fund Ltd.(4)(8)	29,500,000	10.26	29,500,000	496,388	496,388	0
CNH CA Master Account, L.P.(9)	19,000,000	6.61	19,000,000	319,707	319,707	0
CQS Convertible and Quantitative Strategies Master Fund Limited(10)	3,000,000	1.04	3,000,000	50,480	50,480	0
D.E. Shaw Valence Portfolios, L.L.C.(4)(21)	12,000,000	4.17	12,000,000	201,921	201,921	0
Ellington Overseas Partners, Ltd.(17)	3,000,000	1.04	3,000,000	50,480	50,480	0
Grace Convertible Arbitrage Fund, Ltd.(22)	3,500,000	1.22	3,500,000	58,894	58,894	0
Inflective Convertible Opportunity Fund I, Limited (4)(18)	2,900,000	1.00	2,900,000	48,797	48,797	0
Inflective Convertible Opportunity Fund I, L.P. (4)(18)	1,500,000	*	1,500,000	25,240	25,240	0
Institutional Benchmark Series-Ivan Segregated Acct. (4)(18)	1,000,000	*	1,000,000	16,827	16,827	0
KBC Financial Products USA, Inc.(5)(11)	5,000,000	1.74	5,000,000	84,134	84,134	0
Lyxor/Inflective Convertible Opportunity Fund (4)(18)	2,000,000	*	2,000,000	33,653	33,653	0
Polygon Global Opportunities Master Fund (19)	4,000,000	1.39	4,000,000	67,307	67,307	0
Sutton Brook Capital Portfolio LP(12)	7,000,000	2.43	7,000,000	117,787	117.787	0
UBS Securities LLC(5)(23)	2,600,000	*	2,600,000	43,750	43,750	0
Vicis Capital Master Fund(13)	5,000,000	1.74	5,000,000	84,134	84,134	0
Whitebox Diversified Convertible Arbitrage Partners L.P.(14)	1,600,000	*	1,600,000	26,923	26,923	0
Unidentified Selling Security Holders(3)(6)	136,400,000	47.44	136,400,000	2,295,162	2,295,162	0

Total	$287,500,000	100.00%	$287,500,000	4,837,676	4,837,676	0

*	Less than 1%.

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon consummation of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes and open short positions in our common stock.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial conversion price of $59.43, which equals a conversion rate of the initial conversion rate of 16.8267 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of notes — Conversion rights — Conversion rate adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of distribution” for required disclosure regarding these selling security holders.

(6)	Information about other selling security holders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(7)	Calamos Advisors LLC is the investment advisor of Calamos Market Neutral Income Fund — Calamos Investment Trust. Nick Calamos has sole control of Calamos Advisors LLC. As such, Mr. Calamos is the natural person who has voting and investment control of the securities being offered.

(8)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group (“CIG”) controls CLP. Kenneth C. Griffin controls CIG. As such, Mr. Griffin is the natural person who has voting and investment control of the securities being offered.

(9)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities being offered. Robert Krail, Mark Mitchell and Todd Pulvino are investment principals for CNH Partners, LLC. As such, Messrs. Krail, Mitchell and Pulvino are the natural persons who have voting and investment control of the securities being offered.

(10)	The ultimate owner of the selling security holder is CQS Convertible and Quantitative strategies Feeder Fund Limited, a publicly traded entity.

(11)	KBC Financial Products USA, Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(12)	Sutton Brook Capital Management LP is the investment manager of Sutton Brook Capital Portfolio LP. Steve Weinstein and John London are the natural persons who have voting and investment control over Sutton Brook Capital LP. As such, Messrs. Weinstein and John London are the natural persons who have voting and investment control of the securities being offered.

(13)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stastney and Sky Lucas control Vicis Capital LLC. As such, Messrs. Succo, Stastney and Lucas are the natural persons who have voting and investment control of the securities being offered.

(14)	Whitebox Diversified Convertible Arbitrage Advisors, LLC is the general partner of Whitebox Diversified Convertible Arbitrage Partners L.P. Andrew Redleaf is the managing member of Whitebox Diversified Convertible Arbitrage Advisors, LLC. As such, Mr. Redleaf is the natural person who has voting and investment control of the securities being offered.

(15)	Aristeia Capital LLC is the investment manager of the selling security holder. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Fonscella and William R. Techar. As such, Messrs. Toner, Lynch, Fonscella and Techar and the natural persons who have voting and investment control of the securities being offered.

(16)	Aristeia Advisors LLC is the general partner of the selling security holder. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr, Anthony Fonscella and William R. Techar. As such, Messrs. Toner, Lynch, Fonscella and Techar are the natural persons who have voting and investment control of the securities being offered.

(17)	Ellington Management Group, LLC is the investment advisor of the selling security holder. Michael Vramos, as principal of Ellington Management Group, LLC, is the natural person who has voting and investment control of the securities being offered.

(18)	Inflective Asset Management, LLC is the ultimate controlling stockholder of the selling security holder. Thomas J. Ray is the sole shareholder of Inflective Asset Management, LLC. As such, Mr. Ray is the natural person who has voting and investment control of the securities being offered.

(19)	Alexander E. Jackon, Reade E. Griffith and Patrick G. G. Dear are the natural persons who have voting and investment control of the securities being offered.

(20)	Canadian Imperial Holdings Inc. is an indirect wholly-owned subsidiary of Canadian Imperial Bank of Commerce, a publicly traded entity.

(21)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over the securities being offered. Julius Gaudio, Eric Wepsic and Anne Dinnin, or their designees exercise voting and investment control over the securities on D.E. Shaw & Co. L.P.'s behalf.

(22)	Grace Brothers Management, L.L.C. is the general partner of Grace Convertible Arbitrage Fund, Ltd. Michael Brailov is the managing member of Grace Brothers Management, L.L.C., and as such, Mr. Brailov has voting and investment control of the securities being offered.

(23)	The ultimate owner of the selling security holder is UBS AG, a publicly traded entity. UBS Securities LLC has an open short position covering 39,000 shares.
Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Description of notes
We issued the notes under an indenture dated as of June 26, 2006 (the “indenture”) between us and Wells Fargo, National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement. The following description is a summary of the material provisions of the form of notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture. We urge you to read the these documents because they, and not this description, define your rights as a holder of the notes. These documents are filed as exhibits to the registration statement of which this prospectus is a part.
For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Group 1 Automotive, Inc. and not to its subsidiaries.
General
The notes
•	are limited to $287,500,000 aggregate principal amount;

•	mature on June 15, 2036 unless earlier converted, redeemed or repurchased;

•	were issued in denominations of $1,000 and multiples of $1,000;

•	are represented by a registered note in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance;” and

•	with respect to the notes issued in the private placement, are eligible for trading on The PORTAL Market, although the notes sold using this prospectus will no longer be eligible for trading in the PORTAL Market.
The notes are our general unsecured, senior obligations, rank equal in right of payment to all of our existing and future senior indebtedness obligations and are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value securing such indebtedness. Further, the notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries, including our credit facilities and our 8.25% senior subordinated notes.
Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted initially at an initial conversion rate of 16.8267 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $59.43 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the 25 trading-day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. Other than restrictions described under “Fundamental change permits holders to require us to purchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Conversion rights—Conversion rate adjustments—Conversion after a public acquirer change of control,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.
We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.
The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.
Payments on the notes; paying agent and registrar; transfer and exchange
We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated Wells Fargo, N.A as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
We will pay principal of and interest on (including any additional interest), notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note for a period of 15 days before the mailing of a notice of redemption.
The registered holder of a note will be treated as the owner of it for all purposes.
Interest
The notes bear interest at a rate of 2.25% per year until June 15, 2016 and at a rate of 2.00% per year thereafter. Interest on the notes began accruing on June 26, 2006. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2006.
Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
Optional redemption
No sinking fund is provided for the notes. Prior to June 20, 2011, the notes will not be redeemable. On or after June 20, 2011, but prior to June 15, 2016, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice.
On or after June 15, 2016, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.
If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.
If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
In the event of any redemption in part, we will not be required to
•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Conversion rights
General
Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,”—Conversion upon redemption,” and “—Conversion upon specified corporate transactions.” If one or more of such conditions is satisfied, holders may convert each of their notes initially based on an initial conversion rate of 16.8267 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $59.43 per share of common stock ) at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 25 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.
The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.
If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder. Similarly, if a holder of notes exercises the option to require us to repurchase those notes other than upon a fundamental change, those notes may be converted only if that holder withdraws its election to exercise the option in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of the common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay
•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.
As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made
•	if we have specified a redemption date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:
Conversion upon satisfaction of sale price condition
A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2006 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.
The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq

Global Market (to the extent that the Nasdaq Global Market is not at such time a U.S. national or regional exchange).
If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq Global Market (to the extent that the Nasdaq Global Market is not at such time a U.S. national or regional exchange) on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.
If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
For purposes of the foregoing and the immediately following contingent conversion provisions, “trading day” means a day during which (i) trading in our common stock generally occurs on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading, (ii) there is no market disruption event and (iii) a last reported sale price is available on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.
For purposes of the foregoing and the immediately following contingent conversion provisions, “market disruption event” means, if our common stock is quoted on the Nasdaq Global Market or listed on a U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
Conversion upon satisfaction of trading price condition
Prior to May 15, 2016, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.
The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.
In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent (initially, the trustee) shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate.

Conversion upon notice of redemption
If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.
Conversion upon specified corporate transactions
Certain distributions
If we elect to
•	issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.
Certain corporate events
If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date). In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (5) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the purchase date corresponding to such fundamental change.
Conversion procedures
If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
If you hold a certificated note, to convert you must
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
The date you comply with these requirements is the conversion date under the indenture.
If a holder has already delivered a purchase notice as described under either “—Purchase of notes by us at the option of the holder” or “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
Payment upon conversion
Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.
“Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:
•	cash equal to the lesser of $40 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $40, a number of shares equal to, (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for such day.
“Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.
“Daily VWAP” means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPI.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume- weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).
“Observation period” with respect to any note means the 25 consecutive trading-day period beginning on and including the second trading day after the related conversion date, except that with respect to any related conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional redemption,” the “observation period” means the 25 consecutive trading days beginning on and including the 27th scheduled trading day prior to the applicable redemption date.
For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading and (ii) there is no market disruption event.
“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.
We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount.
Conversion rate adjustments
The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.
(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:
CR’ = CR0 X OS’
OS0
where,

CR0	=	the conversion rate in effect immediately prior to such event

CR’	=	the conversion rate in effect immediately after such event

OS0	=	the number of shares of our common stock outstanding immediately prior to such event

OS’	=	the number of shares of our common stock outstanding immediately after such event
(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):
CR’ = CR0 X OS0 +X
OS0 +Y
where,

CR0	=	the conversion rate in effect immediately prior to such event

CR’	=	the conversion rate in effect immediately after such event

OS0	=	the number of shares of our common stock outstanding immediately after such event
X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of the issuance of such rights
(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding
•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;
then the conversion rate will be adjusted based on the following formula:
     CR’ = CR0 X        SP0
SP0 — FMV
where,
CR0 = the conversion rate in effect immediately prior to such distribution
CR’ = the conversion rate in effect immediately after such distribution
SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution
FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:
CR’ = CR0 X FMV0 + MP0
MP0
where,
CR0 = the conversion rate in effect immediately prior to such distribution
CR’ = the conversion rate in effect immediately after such distribution
FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off
MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off
The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than regular quarterly cash dividends that do not exceed $0.14 per share (the “initial dividend threshold”) the conversion rate will be adjusted based on the following formula:
       CR’ = CR0 X   SP0
 SP0 — C
where,
CR0 = the conversion rate in effect immediately prior to the record date for such distribution
CR’ = the conversion rate in effect immediately after the record date for such distribution
SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;
C = the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold in the case of a regular quarterly dividend, or, in the case of any other dividend or distribution, the full amount of such dividend or distribution. The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4).
(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:
  CR’ = CR0 X AC + (SP’x OS’)
 OS0 x SP’
where,
CR0 = the conversion rate in effect on the date such tender or exchange offer expires
CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires
OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires
SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires
Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income tax considerations.”
To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.
Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.
Recapitalizations, reclassifications and changes of our common stock
In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Conversion after a public acquirer change of control” in lieu of changing the conversion right in the manner described in this paragraph.
Adjustments of average prices
Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.
Adjustment to shares delivered upon conversion upon certain fundamental changes
If you elect to convert your notes as described above under “Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction occurs on or prior to June 15, 2016 and also constitutes a fundamental change (as defined under “—Fundamental change permits holders to require us to purchase notes”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.
The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”
The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$53.54	$64.00	$74.00	$84.00	$94.00	$104.00	$114.00	$124.00	$134.00	$144.00	$154.00	$164.00	$174.00	$184.00
June 26, 2006	1.8509	1.2848	0.8785	0.6232	0.4550	0.3395	0.2575	0.1974	0.1522	0.1175	0.0904	0.0690	0.0518	0.0380
June 15, 2007	1.8509	1.2454	0.8249	0.5688	0.4034	0.2947	0.2190	0.1651	0.1247	0.0947	0.0721	0.0535	0.0392	0.0282
June 15, 2008	1.8509	1.1893	0.7513	0.4925	0.3341	0.2334	0.1673	0.1221	0.0903	0.0669	0.0494	0.0359	0.0254	0.0170
June 15, 2009	1.8509	1.1297	0.6644	0.4029	0.2540	0.1667	0.1143	0.0815	0.0598	0.0447	0.0336	0.0251	0.0184	0.0129
June 15, 2010	1.8509	1.0512	0.5307	0.2563	0.1232	0.0622	0.0350	0.0226	0.0160	0.0119	0.0088	0.0063	0.0041	0.0022
June 15, 2011	1.8509	0.8875	0.2635	0.0141	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2012	1.8509	0.9217	0.2671	0.0121	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2013	1.8509	0.9480	0.2712	0.0125	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2014	1.8509	0.9091	0.2363	0.0033	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2015	1.8509	0.7626	0.1784	0.0007	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2016	1.8509	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $184.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $53.54 per share (subject to adjustment), no additional shares will be issued upon conversion.
Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 18.6776 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”
Conversion after a public acquirer change of control
Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by a number of additional shares as described in “—Adjustment to shares delivered upon conversion upon certain fundamental changes” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion rights”) into a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion as set forth above under “Payment upon conversion,” by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction
•	the numerator of which will be the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
A “public acquirer change of control” means a fundamental change as defined in clause (2) in the definition thereof in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market (to the extent that the Nasdaq Global Market is not at such time a U.S. national or regional securities exchange) or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
At least 10 trading days prior to the expected effective date of a fundamental change that is also a public acquirer change of control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:

•	elect to adjust the conversion rate and related conversion obligation described in the second preceding paragraph, in which case the holders will not have the right to receive additional shares upon conversion, as described under “— Adjustments to shares delivered upon conversion upon certain fundamental changes,” or

•	not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to convert notes and, if applicable, receive additional shares upon conversion as described above under “— Conversion rights” and “— Adjustments to shares delivered upon conversion upon certain fundamental changes.”
In addition, upon a public acquirer change of control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.
Purchase of notes by us at the option of the holder
Holders have the right to require us to purchase the notes on June 15, 2016, and June 15, 2026 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”
The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to such purchase date. Any notes purchased by us will be paid for in cash.
On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things
•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.
Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
A notice electing to require us to purchase your notes must state
•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.
You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then
•	the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery or transfer of the notes).
We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.
Fundamental change permits holders to require us to purchase notes
If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs
(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3)	continuing directors cease to constitute at least a majority of our board of directors;

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5)	our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange or quoted on the Nasdaq Global Market or another established automated over-the-counter trading market in the United States.
A fundamental change will not be deemed to have occurred, however if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq Global Market (to the extent that the Nasdaq Global Market is not at such time a U.S. national or regional securities exchange) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.
“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.
On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state
•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then
•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).
The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, merger and sale of assets
The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.
Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.
Events of default
Each of the following is an event of default:
(1)	default in any payment of interest, including any additional interest (as required by the registration rights agreement as described under “Registration rights”) on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5)	failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets;”

(6)	failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7)	default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by the Company or such subsidiary;

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or significant subsidiaries (the “bankruptcy provisions”); or

(9)	a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.
If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.
The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.
Modification and amendment
Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than that stated in the note;

(7)	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
Without the consent of any holder, the Company and the trustee may amend the indenture to:
(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes;

(5)	secure the notes;

(6)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7)	make any change that does not materially adversely affect the rights of any holder;

(8)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9)	conform the provisions of the indenture to the “Description of notes” section in this prospectus.
The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in respect of notes
Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
Wells Fargo, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
The trustee is also trustee under the indenture governing our existing 8.25% senior subordinated notes. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law
The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Registration rights
In connection with the initial private placement of the notes, we and the initial purchasers entered into a registration rights agreement.
Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we will, at our cost subject to certain rights to suspend use of the shelf registration statement, use reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.
“Registrable securities” means:
•	the notes until the earliest of (i) their effective registration under the Securities Act and the resale of all such notes in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such notes under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect (“Rule 144(k)”), (iii) the date on which all such notes are freely transferable by persons who are not affiliates of the company without registration under the Securities Act, or (iv) the date on which all such notes have been converted or otherwise cease to be outstanding;

•	the shares of common stock, if any, issuable upon conversion of the notes, until the earliest of (i) their effective registration under the Securities Act and the resale of all such shares of common stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such shares of common stock under Rule 144(k), (iii) the date on which all such shares of common stock are freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) the date on which all such shares of common stock cease to be outstanding.
We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.
The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement
•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).
We agreed jointly and severally to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer restrictions,” at a rate per year equal to

0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof, provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes and provided further that, if the shelf registration statement has been declared effective but is unavailable for periods in excess of those permitted above, additional interest shall accrue on registrable securities only. No additional interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted that are required to bear the legend set forth in “Transfer restrictions” in relation to any registration default.
The additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.
We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.
The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Available information.”

Description of capital stock
Description of capital stock
Our authorized capital stock is 51,000,000 shares. Those shares consist of: (1) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding; and (2) 50,000,000 shares of common stock, par value $0.01 per share, of which 24,028,432 shares were outstanding as of July 31, 2006.
Common stock
The holders of the common stock may vote one vote for each share held on all matters voted upon by our stockholders, including the election of our directors. Holders of common stock may not cumulate their votes for election of directors.
Subject to the rights of any then outstanding shares of preferred stock, the holders of common stock may receive such dividends as our board of directors may declare in its discretion out of legally available funds. Holders of common stock will share equally in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.
Preferred stock
We may issue preferred stock from time to time in one or more series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock, to fix the number of shares, and to change the number of shares constituting any series and establish the voting powers, designations preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by our stockholders.
Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock or any existing preferred stock. For example, any preferred stock issued may rank prior to our common stock or any existing preferred stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock or any existing preferred stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.
Anti-takeover provisions
Provisions of our certificate of incorporation and bylaws and our stockholders’ rights plan may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.
Classified board of directors and limitations on removal of directors
Our board of directors is divided into three classes. The directors of each class are elected for three-year terms, and the terms of the three classes are staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause and upon the vote of holders of at least 80% of the voting power of the outstanding shares of common stock. In general, our board of directors, not the stockholders, has the right to appoint persons to fill vacancies on the board of directors.
No written consent by stockholders
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of our stockholders. Special meetings of our stockholders may be called only by our board of directors.
Business combinations under delaware law
We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the date that the person becomes an interested stockholder. These restrictions do not apply if:
•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the interested stockholder becomes an interested stockholder or the business combination;

•	upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced; or

•	following the transaction in which the person becomes an interested stockholder, the business combination is approved by our board of directors and, at a meeting of our stockholders, by the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.
The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.
Stockholders’ rights plan
Our board of directors has adopted a stockholders’ rights plan. Under the rights plan, each right entitles the registered holder under the circumstances described below to purchase from us one one-thousandth of a share of our junior participating preferred stock at a price of $65 per one one-thousandth of a share, subject to adjustment. The following is a summary of certain terms of the rights plan.
Until the date of distribution of the rights to stockholders, the rights attach to all common stock certificates representing outstanding shares. During such time, no separate right certificate will be distributed. A right is issued for each share of common stock issued. The rights will separate from the common stock and be distributed to our stockholders upon the earlier of:
•	10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding voting shares, or

•	10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the person or group beneficially owning 20% or more of our outstanding voting shares.

Until the date of distribution of the rights or the earlier of redemption or expiration of the rights, the rights are evidenced by the certificates representing the common stock. As soon as practicable following the date of distribution of the rights, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the date of distribution and such separate certificates alone will thereafter evidence the rights.
The rights are not exercisable until the date they are distributed. The rights will expire on November 4, 2007 unless the expiration date is extended or the rights are earlier redeemed or exchanged.
If a person or group acquires 20% or more of our voting shares, each right then outstanding (other than rights beneficially owned by the person or group who acquires 20% of our voting shares) becomes a right to buy that number of shares of common stock (or under certain circumstances, the equivalent number of one one-thousandths of a participating preferred stock) that at the time of the acquisition has a market value of two times the purchase price of the right.
If we are acquired in a merger or other business combination transaction or assets constituting more than 50% of our consolidated assets or producing more than 50% of our earning power or cash flow are sold, proper provision will be made so that each holder of a right will have the right to receive, upon the exercise of the right at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the purchase price of the right.
The dividend and liquidation rights, and the non-redemption feature of the participating preferred stock are designed so that the value of one one-thousandth of a share of participating preferred stock purchasable upon exercise of each right will approximate the value of one share of common stock. The participating preferred stock issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of (1) $1.00 in cash, or (2) in the aggregate, 1,000 times the dividend declared on the common stock. In the event of liquidation, the holders of the shares may receive a preferential liquidation payment equal to the greater of (a) $1,000 per share, or (b) in the aggregate, 1,000 times the payment made on the shares of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole share of participating preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. Each whole share of participating preferred stock will be entitled to 1,000 votes on all matters submitted to a vote of our stockholders and the shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our stockholders.
The number of outstanding rights and the number of one one-thousandths of a share of participating preferred stock or other securities or property issuable upon exercise of the rights, and the purchase price payable, may be adjusted from time to time to prevent dilution.
At any time after a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our outstanding voting shares and before a person or group acquires beneficial ownership of 50% or more of our outstanding voting shares our board of directors may, at its option, issue common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable rights (other than rights owned by such person or group which would become null and void) at an exchange ratio of one share of common stock (or one one-thousandth of a share of participating preferred stock) for each two shares of common stock for which each right is then exercisable, subject to adjustment.
At any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of our outstanding voting shares, our board of directors may redeem all but not less than all the then outstanding rights at a price of $0.01 per right. The redemption of the rights may be made on the terms established by our board of directors. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Limitation of director and officer liability
Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.
Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability
•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the officer or director derived an improper personal benefit.
The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.
Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.
Transfer agent and registrar
Our transfer agent and registrar of the common stock, as well as the rights agent under our rights plan, is Mellon Investor Services, L.L.C.

Certain United States federal income tax considerations
TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”); (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
The following is a summary of certain material U.S. federal income tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchased the note on original issuance at its initial “issue price” (generally, the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not deal with special situations, such as:
•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in partnerships and other pass-through entities;

•	alternative minimum tax consequences, if any;

•	estate or gift tax consequences; and

•	any state, local or foreign tax consequences.
The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances.
If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of notes or shares of common stock (other than a partnership) that is not a U.S. holder.
Consequences to U.S. holders
Payment of interest
Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.
Additional payments
Certain debt investments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instruments, the likelihood that such payment will be made is remote. We may be required to pay additional amounts to you in certain circumstances described above under the heading “Registration rights.” Because we believe that the likelihood that we will be obligated to make any such additional payments is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments due to the possibility of such additional amounts. Assuming our position is respected, additional amounts will generally be taxable to you at the time such payments are received or accrued in accordance with your usual method of accounting for tax purposes.
Sale, exchange, redemption, or other disposition of notes
Except as provided below under “Consequences to U.S. holders—Exchange of notes into cash or common stock and cash” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which amount would be treated as interest as described under “—Payment of interest” above. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
Exchange of notes into cash or common stock and cash
If you convert your notes into a combination of cash and stock, it is likely that the conversion will be treated as a recapitalization. Under such treatment, you will realize gain, but not loss, equal to the excess, if any, of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the note (other than basis that is allocable to a fractional share), but in no event will the amount recognized exceed the amount of such cash received (excluding amounts received with respect to accrued but unpaid interest and cash received in lieu of a fractional share). You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The aggregate tax basis of the shares of common stock received upon a conversion, other than any shares of common stock received with respect to accrued but unpaid interest, will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share or cash received with respect to accrued but unpaid interest). Your holding period for these shares of common stock will include the period during which you held the notes. The tax basis of any shares of common stock received with respect to accrued but unpaid interest upon conversion will equal the then-current fair market value of that common stock. Your holding period for these shares of common stock will commence on the day after receipt.
Alternatively, it is possible that the conversion could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the receipt of both cash and common stock upon conversion of a note.
If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above under “Sale, exchange, redemption or other disposition of the notes”).
Constructive distributions
The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of notes—Conversion rights—Conversion rate adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
Dividends
Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.
Sale, exchange, redemption or other taxable disposition of common stock
Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by individuals will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Possible effect of the change in conversion after a public acquirer change of control
In certain situations, we may provide for the conversion of the notes into shares of a public acquirer (as described above under “Description of notes—Conversion rights—Conversion after a public acquirer change of control”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. You should consult your tax advisor regarding the potential tax consequences of such a deemed exchange and the subsequent settlement of such a modified note.
Information reporting and backup withholding
Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the Internal Revenue Service.
Consequences to non-U.S. holders
Payments of interest
The 30% U.S. federal withholding tax will not be applied to any payment to you of interest (including additional interest payable under the registration rights agreement) provided that
•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN (or other applicable form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you and they satisfy the certification requirements of applicable Treasury regulations.
Special certification rules apply to non-U.S. holders that are pass-through entities.
If you cannot satisfy the requirements described above, payments of interest (including additional interest payable under the registration rights agreement) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.
Dividends and constructive distributions
Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, it is possible that the U.S. federal tax on this dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.
Sale, exchange, redemption, conversion or other disposition of notes or shares of common stock
Gain on the sale, exchange, redemption or other taxable disposition of a note (as well as upon the conversion of a note into cash or into a combination of cash and stock) or common stock will not be subject to U.S. federal income tax unless
•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of your holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.
If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.
If you are a foreign corporation that falls under the first bullet point above, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.
We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Even if we are or were to become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who owns within the time period described in the third bullet point above (i) more than 5% of the notes if the notes are regularly traded on an established securities market, (ii) notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not regularly traded on an established securities market, or (iii) actually or constructively, more than 5% of our common stock, will be subject to U.S. tax on the disposition thereof. It is uncertain whether the notes will be considered to be “regularly traded on an established securities market” for purposes of the test described in (i), above.
Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders—Payments of interest.”
Information reporting and backup withholding
Generally, we must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to non-U.S. holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient).
In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient) or you otherwise establish an exemption.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the Internal Revenue Service.

Plan of distribution
The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.
The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the SEC, “underwriters” within the meaning of the Securities Act. The following selling security holders have represented to us that it is a broker-dealer or an affiliate of a broker-dealer: Canadian Imperial Holdings Inc., Citadel Equity Fund Ltd., D.E. Shaw Valence Portfolios, L.L.C., Inflective Convertible Opportunity Fund I, Limited, Inflective Convertible Opportunity Fund I, L.P., Institutional Benchmark Series-Ivan Segregated Acct., KBC Financial Products USA, Inc., Lyxor/Inflective Convertible Opportunity Fund and UBS Securities LLC. Any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will pay all expenses of the registration of the notes and the common stock issuable under the conversion of the notes pursuant to the registration rights agreement, estimated to be $107,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that if the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.
The notes were issued and sold in June 2006 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchasers, holders who have provided us with selling securityholder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchasers or the holders who have provided us with selling securityholder notices and questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling securityholders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.
Legal matters
Our counsel, Vinson & Elkins L.L.P., has passed upon the validity of the notes and the common stock issuable upon conversion of the notes.

Experts
The consolidated financial statements of Group 1 Automotive, Inc. incorporated by reference in Group 1 Automotive, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2005 and Group 1 Automotive, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Where you can find more information
We file annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Exchange Act. Our SEC filings and exhibits thereto are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC public reference room located at Judiciary Plaza, Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York or Chicago, Illinois.
Incorporation of certain documents by reference
This prospectus “incorporates by reference” certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.
Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.
We incorporate by reference the following documents that we have filed with the SEC:
•	our Annual Report on Form 10-K, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on May 25, 2006, for the fiscal year ended December 31, 2005;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;

•	our Current Reports on Form 8-K filed on April 17, 2006, April 21, 2006, May 26, 2006, June 7, 2006, June 19, 2006, June 21, 2006, June 23, 2006, June 26, 2006, July 5, 2006, July 14, 2006, August 16, 2006 and August 21, 2006 (excluding the information furnished in Item 2.02 and Item 7.01 thereof, which is not deemed filed and which is not incorporated by reference herein); and

•	our Registration Statement on Form 8-A/A filed with the SEC on October 16, 1997.
In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the date this offering is completed or otherwise terminated. We will provide free copies of any of those documents, if you write or telephone us at: Group 1 Automotive, inc., 950 Echo Lane, Suite 100, Houston, Texas 77024 (attention Jeffrey M. Cameron, Esq.).
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document.

PART II Information not required in the Prospectus
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$30,763
Printing and engraving expenses *	$30,000
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$12,000
Miscellaneous*	$4,625

Total	$107,028

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Officers and Directors.
     Article Six, Part II, Section I of the Company’s Restated Certificate of Incorporation, a copy of which is filed as Exhibit 4.1, provides that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”).
     Section 145 of the DGCL authorizes, inter alia, a corporation to indemnify any person (“indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or of another corporation or other enterprise at the former corporation’s request against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be not opposed to the best interests of the corporation and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney’s fees) that he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper in the circumstances because the person has met the applicable standard of conduct disclosed above. This determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Section 145 provides that indemnification pursuant to its provision is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

Item 16. Exhibits

Exhibit No		Description
3.1	—	Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

3.2	—	Certificate of Designation of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

3.3	—	Bylaws of the Company (Incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

4.1	—	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

4.2	—	Subordinated Indenture dated as of August 13, 2003 among Group 1 Automotive, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-4 Registration No. 333-109080).

4.3	—	First Supplemental Indenture dated as of August 13, 2003 among Group 1 Automotive, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-4 Registration No. 333-109080).

4.4	—	Form of Subordinated Debt Securities (included in Exhibit 4.3).

4.5	—	Purchase Agreement, dated June 20, 2006, among Group 1 Automotive, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Comerica Securities Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, and U.S. Bancorp Investments, Inc. (Incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed June 26, 2006).

Exhibit No		Description
4.6	—	Indenture related to the Convertible Senior Notes, due 2036, dated as of June 26, 2006, between Group 1 Automotive Inc. and Wells Fargo Bank, National Association, as trustee (including form of 2.25% Convertible Senior Note due 2036) (Incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.7	—	Registration Rights Agreement, dated as of June 26, 2006, among Group 1 Automotive, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Comerica Securities Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, and U.S. Bancorp Investments, Inc. (Incorporated by reference to Exhibit 4.7 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.8	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.9	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.9 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.10	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.10 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.11	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.11 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.12	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.12 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.13	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.13 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.14	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.14 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.15	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.15 of the Company’s Current Report on Form 8-K filed June 26, 2006).

5.1*	—	Opinion of Vinson & Elkins L.L.P. regarding the legality of the notes and the underlying common stock.

8.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

12.1*	—	Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1*	—	Consent of Ernst & Young L.L.P.

Exhibit No		Description
23.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on signature page).

25.1*	—	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed herewith

**	Management contracts or compensatory plans or arrangements

Item 17. Undertakings
A.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;
provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D.	The undersigned registrant hereby undertakes:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 31st day of August, 2006.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Earl J. Hesterberg
Earl J. Hesterberg
President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Earl J. Hesterberg and John C. Rickel, and each of them severally his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 31st day of August, 2006.

Signature	Title

/s/ Earl J. Hesterberg Earl J. Hesterberg	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ John C. Rickel John C. Rickel	Senior Vice President and Chief Financial Officer (Chief Financial and Accounting Officer)

/s/ John L. Adams John L. Adams	Chairman and Director

/s/ Robert E. Howard II Robert E. Howard II	Director

/s/ Louis E. Lataif Louis E. Lataif	Director

/s/ Stephen D. Quinn Stephen D. Quinn	Director

/s/ J. Terry Strange J. Terry Strange	Director

/s/ Max P. Watson Jr. Max P. Watson Jr.	Director

EXHIBIT INDEX

Exhibit No		Description
3.1	—	Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

3.2	—	Certificate of Designation of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

3.3	—	Bylaws of the Company (Incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

4.1	—	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 Registration No. 333-29893).

4.2	—	Subordinated Indenture dated as of August 13, 2003 among Group 1 Automotive, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-4 Registration No. 333-109080).

4.3	—	First Supplemental Indenture dated as of August 13, 2003 among Group 1 Automotive, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-4 Registration No. 333-109080).

4.4	—	Form of Subordinated Debt Securities (included in Exhibit 4.3).

4.5	—	Purchase Agreement, dated June 20, 2006, among Group 1 Automotive, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Comerica Securities Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, and U.S. Bancorp Investments, Inc. (Incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.6	—	Indenture related to the Convertible Senior Notes, due 2036, dated as of June 26, 2006, between Group 1 Automotive Inc. and Wells Fargo Bank, National Association, as trustee (including form of 2.25% Convertible Senior Note due 2036) (Incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.7	—	Registration Rights Agreement, dated as of June 26, 2006, among Group 1 Automotive, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Comerica Securities Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, and U.S. Bancorp Investments, Inc. (Incorporated by reference to Exhibit 4.7 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.8	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.9	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.9 of the Company’s Current Report on Form 8-K filed June 26, 2006).

Exhibit No		Description
4.10	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.10 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.11	—	Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.11 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.12	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.12 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.13	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.13 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.14	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association, London Branch (Incorporated by reference to Exhibit 4.14 of the Company’s Current Report on Form 8-K filed June 26, 2006).

4.15	—	Amendment, dated as of June 23, 2006, to Letter Agreement dated as of June 20, 2006, by and between Group 1 Automotive, Inc. and Bank of America, N.A. (Incorporated by reference to Exhibit 4.15 of the Company’s Current Report on Form 8-K filed June 26, 2006).

5.1*	—	Opinion of Vinson & Elkins L.L.P. regarding the legality of the notes and the underlying common stock.

8.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

12.1*	—	Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1*	—	Consent of Ernst & Young L.L.P.

23.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on signature page).

25.1*	—	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed herewith

**	Management contracts or compensatory plans or arrangements